UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2018

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2018, the Board of Directors of Marvell Technology Group Ltd. (the “Company”) appointed Willem Meintjes as the Company’s principal accounting officer effective June 29, 2018. The Company’s former principal accounting officer, David Caron, will remain with the Company during a transition period.

Mr. Meintjes, 38, has served as the Company’s Senior Vice President of Finance since June of 2016. Prior to joining the Company, he was Vice President and Corporate Controller at Newport Corporation from 2015 to June 2016, and Vice President and Controller at International Rectifier from 2013 to 2015. Mr. Meintjes holds a Bachelor of Commerce in Accounting and a Bachelor of Commerce (Honors) in Accounting from the University of Johannesburg, and participated in Stanford University’s Strategic Financial Leadership Program in 2018.

Mr. Meintjes’s current annual base salary is $385,575, and he has a 50% annual bonus opportunity. He and the Company entered into a Severance Agreement in December 2016 (the “Severance Agreement”) pursuant to which, prior to January 1, 2022, Mr. Meintjes would be entitled to certain benefits upon his involuntary termination without “Cause” or his voluntary resignation for “Good Reason” (both as defined in the Severance Agreement) as follows: (i) 12 months of salary, payable in a lump sum; and (ii) reimbursement for 12 months of health benefit coverage under COBRA. A copy of the Severance Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Company’s Annual General Meeting of Shareholders held on June 28, 2018, shareholders voted on the matters set forth below. Each issued common share was entitled to one vote on each of the proposals voted on at the meeting.

1.	The nominees for election to the Board were elected, each for a one-year term until the 2019 annual general meeting of shareholders, based upon the following votes:

	For	Against	Abstain	Broker Non- Votes
William Tudor Brown	429,661,387	1,557,990	552,488	46,025,308
Richard S. Hill	406,740,814	13,691,710	2,359,341	46,025,308
Oleg Khaykin	406,543,657	15,687,542	560,666	46,025,308
Bethany Mayer	420,955,804	1,254,936	581,125	46,025,308
Donna Morris	420,941,071	1,294,006	556.788	46,025,308
Matthew J. Murphy	420,943,189	1,335,089	513,587	46,025,308
Michael Strachan	419,723,882	2,482,799	585,184	46,025,308
Robert E. Switz	419,740,764	2,467,515	583,586	46,025,308

With respect to the election of each director, an “abstain” vote had the same effect as an “against” vote.

2.	The proposal to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
383,972,198	37,608,057	1,211,610	46,025,308

3.	The proposal to appoint Deloitte & Touche LLP as the Company’s auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of the Company’s board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for the fiscal year ending February 2, 2019, was approved based upon the following votes:

For	Against	Abstain
467,624,181	459,965	733,027

Item 8.01	Other Events.

On June 28, 2018, the Company announced that China’s State Administration for Market Regulation has approved the Company’s previously announced merger transaction with Cavium, Inc. The merger remains subject to customary closing conditions and the Company currently expects the merger to close in July 2018. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

On June 28, 2018, the Company announced that its Board of Directors had declared the payment of its quarterly dividend of $0.06 per share to be paid on July 31, 2018 to all shareholders of record as of July 9, 2018. A copy of the press release is furnished herewith as Exhibit 99.2 and is incorporated by reference herein. The payment of future quarterly cash dividends is subject to, among other things, the best interests of the Company and its shareholders, its results of operations, cash balances and future cash requirements, financial condition, statutory requirements of Bermuda law, and other factors that the Board of Directors may deem relevant.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Severance Agreement between the Company and Willem Meintjes, dated December 9, 2016.

99.1	Press release dated June 28, 2018 titled “Marvell Technology Group Ltd. Announces Receipt of Chinese Regulatory Approval for Cavium Acquisition.”

99.2	Press Release dated June 28, 2018 titled “Marvell Technology Group Ltd. Declares Quarterly Dividend Payment.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2018

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Jean Hu
Jean Hu
Chief Financial Officer